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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2012, and dated May 29, 2012 as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 1 and the subsequent events discussed in Note 21, relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for costs associated with acquiring or renewing insurance contracts as required by accounting guidance adopted retrospectively, for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in 2009) for the year ended December 31, 2011, appearing in the Current Report on Form 8-K, filed on May 29, 2012, of the Hartford Life Insurance Company, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
August 28, 2012